Exhibit 10.1

KEY EMPLOYEE AGREEMENT

This KEY EMPLOYEE AGREEMENT (the “Agreement”) is made and entered into as of the 3rd day of January 2008, by and between ValueClick, Inc. a Delaware corporation (the “Company” or “ValueClick”) and David Yovanno (“Executive”).

WHEREAS, the Company is a global Internet advertising network enabling advertisers to take advantage of the Internet to sell their products and increase brand awareness;

WHEREAS, Executive possesses unique technical and operational skills which are valuable to the business and financial prospects of the Company;

WHEREAS, in light of the foregoing, the Company desires to employ Executive as Chief Operating Officer of U.S. Media and Executive desires to accept such employment;

NOW THEREFORE, in consideration of the mutual promises contained herein, Company and Executive agree as follows:

I.	Description of Employment Position and Responsibilities. You will serve in the position of Chief Operating Officer of U.S. Media. By executing this offer letter, you agree to assume and discharge such duties and responsibilities as are commensurate with this position and such other duties and responsibilities that are assigned to you from time to time by the Company’s Chief Executive Officer. During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during your employment. To the fullest extent permitted by Delaware law, Company shall indemnify and defend Executive from all costs, expenses and losses whether direct or indirect, including consequential damages and attorney’s fees, incurred or sustained by Executive in consequence of the lawful discharge of his duties on Company’s behalf.

II.	Employment Considerations.

2.1 At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without Cause (as defined below) and without notice.

III.	Compensation.

3.1 Base Salary. In consideration of your services, to be effective on January 1, 2008, you will be paid an annual base salary of $360,000 (Three Hundred and Sixty Thousand Dollars and no Cents), payable no less frequently than on a monthly basis in accordance with the Company’s standard payroll practices (“Standard Payment Schedule”). Your base salary, in conjunction with your performance evaluation, is normally reviewed annually by the Company’s Compensation Committee of the Board of Directors.

3.2 Incentive Compensation. In addition to Executive’s base salary, Executive will be entitled to participate in an incentive compensation plan for fiscal 2008 and subsequent years based upon terms to be approved by the Compensation Committee of the Company’s Board of Directors. For each of the three-month periods ended March 31, 2008 and June 30, 2008, Executive will be guaranteed a quarterly bonus of $50,000.

IV.	Additional Benefits.

4.1 Health Insurance/Vacation/Benefit Plans. You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility therefor. The terms and conditions of your vacation benefits shall be in accordance with the Company’s vacation policy in effect at that time. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.

4.2 Reimbursement of Expenses. The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company, upon prior authorization and approval in accordance with the Company’s expense reimbursement policy as from time to time in effect.

4.3 Stock Options. Pursuant to Board approval, and under the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including the stock vesting provisions contained therein, you may, from time to time in the Company’s discretion, be granted an option to purchase shares of common stock of the Company as set forth in a Stock Option Agreement. Any and all options you have been granted by the Company in the past or may be granted by the Company in the future are collectively referred to herein as the “Options”).

V.	Termination; Change of Control Benefits.

5.1 Voluntary Termination; Cause. At any time, if your employment is terminated by the Company with Cause, or if you resign your employment voluntarily, no compensation or other payments will be paid or provided to you for periods following the date when such a termination of employment is effective, provided that any rights you may have under the benefit plans of the Company shall be determined under the provisions of those plans. If your employment terminates as a result of your death or disability, no compensation or payments will be made to you other than those to which you may otherwise be entitled under the benefit plans of the Company.

5.2 Change of Control Compensation. In the event there should occur a Change of Control (as defined below), and (i) your employment by the Company is terminated by the Company for any reason other than for Cause or on account of your permanent disability or death or (ii) there occurs a Constructive Termination, the Company will pay to you as severance, in one lump sum amount an amount equal to twelve (12) months of your annual base salary in effect immediately prior to the time of such termination. Subject to Section 5.6, such amount will be paid by the Company as soon as administratively possible following such termination, but in all events not later than fifteen (15) days following the effective date of such termination. Such amounts paid will be reduced by all applicable withholding taxes and other deductions required by law and any additional amounts authorized by you to be withheld.

5.3 Other Change of Control Benefits. In addition to any amounts payable under Section 5.2 above, upon the occurrence of a Change of Control and (i) your employment by the Company is terminated by the Company for any reason other than for Cause or on account of your permanent disability or death or (ii) there occurs a Constructive Termination, the vesting of one hundred percent (100%) of the Options shall be immediately exercisable.

5.5 Change in Control Definitions. For purposes of this Agreement:

(a) A “Change in Control” will be deemed to occur upon consummation of any one of the following:

(i) a sale, lease or other disposition of all or any material portion of the assets of the Company;

(ii) a merger, consolidation or other reorganization in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger, consolidation or other reorganization fail to possess direct or indirect ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled affiliate of another Person, then the required beneficial ownership will be determined with respect to the securities of that Person which controls the surviving corporation and is not itself a controlled affiliate of any other Person) immediately following such transaction;

(iii) a merger, consolidation or other reorganization in which the Company is the surviving corporation and the stockholders of the Company immediately prior to such merger, consolidation or other reorganization fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the securities of the Company (or if the Company is a controlled affiliate of another Person, then the required beneficial ownership will be determined with respect to the securities of that Person which controls the Company and is not itself a controlled affiliate of any other Person) immediately following such transaction;

For purposes of Sections 5.5(a)(ii) and 5.5(a)(iii) above, any Person who acquired securities of the Company prior to the occurrence of the specified transaction in contemplation of such transaction and who immediately after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation, as appropriate (or if the Company or the surviving corporation is a controlled affiliate, then of the appropriate Person as determined above), will not be included in the group of stockholders of the Company immediately prior to such transaction.

(b) A “Constructive Termination” means your resignation within sixty (60) days following the occurrence of any of the following occurring after a Change in Control after having given the Company at least 30 days notice of the same and a reasonable opportunity to cure during such 30-day notice period:

(i) a material reduction, without your written consent, in your then current annual base salary;

(ii) a relocation of your principal place of employment outside the contiguous 48 states of the United States of America.

(c) “Cause” means (i) a final conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; (ii) refusal to comply with reasonable directives of the Company’s Board of Directors; (iii) negligence or reckless or willful misconduct in the performance of Executive’s duties; (iv) failure to perform, or continuing neglect in the performance of Executive’s duties; (v) misconduct which has materially adverse effect upon the Company’s business or reputation; (vi) violation of the Company policies, including, without limitation, the Company’s policies on equal employment opportunity and prohibition of unlawful harassment..

(d) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any governmental entity.

5.6 Effect of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the Company determines (a) that on the date your employment with the Company terminates or at such other time that the Company determines to be relevant, you are a “specified employee” (as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) of the Company and (b) that any payments to be provided to you pursuant to Section 5.2 of this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after date of your “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes. The provisions of this Section 5.6 shall only apply to the minimum extent required to avoid your incurrence of any Section 409A Taxes.

VI. VII. VIII. IX.	Assumption. Prior to or upon consummation of the Change in Control, the Company shall obtain the assumption of this offer letter by the surviving corporation of any merger, consolidation or other
reorganization (if such surviving corporation is not the Company) and the ultimate parent of the Person engaging in the transaction or transactions constituting a Change in Control.
Intellectual Property Rights/Confidential Information. You agree that the Company is the owner of valuable trade secrets, client, vendor, customer and contractor lists and other confidential and proprietary information. As such, you agree that your employment is contingent upon your execution of, and delivery to, the Company of a Confidential
Information and Invention Assignment Agreement in the standard form utilized by the Company.
Non-Competition/Conflicting Employment. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company and/or its customers are now involved or become involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.
Arbitration.

9.1 Arbitration Generally. You and the Company expressly agree that, to the extent permitted by law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims between you and the Company, including, without limitation, those arising out of or concerning your employment by the Company or its termination or this Agreement, and including, without limitation, claims by you against directors or employees of the Company, whether arising under theories of liability or damages based on contract, tort or statute, shall be determined exclusively by final and binding arbitration before a single arbitrator in accordance with the National Rules For the Resolution of Employment Disputes of the American Arbitration Association, or successor rules then in effect, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. Claims subject to exclusive final and binding arbitration under this Agreement include, without limitation, claims that otherwise could be tried in court to a jury in the absence of this Agreement. Such claims include, without limitation, statutory claims for employment discrimination based on race, color, national origin, sex, religion, disability, age, harassment of any type, and other statutory or constitutional claims for employment discrimination; claims for wrongful termination including employment termination in violation of public policy; and claims for personal injury including, without limitation, defamation, fraud, and infliction of emotional distress. As a material part of this agreement to arbitrate claims, you expressly waive all rights to a jury trial in court on all statutory or other claims including, without limitation, those identified in this Section X.

9.2 Location of Arbitration; Applicable Law. The arbitration shall be held in the Los Angeles, California, and this Agreement shall be construed according to the substantive law of the State of California as provided in Section IX.

9.3 AAA Arbitration. The arbitration shall be administered by the American Arbitration Association, and the arbitrator shall be selected from a list of arbitrators provided by the American Arbitration Association following a request by the party seeking arbitration for a list of five retired or former jurists with substantial professional experience in employment matters. The arbitration shall be conducted under the procedures applicable to arbitrations in the state of California. The arbitrator’s authority and jurisdiction shall be limited to determining the dispute in arbitration in conformity with law, to the same extent as if such dispute were determined as to liability and any remedy by a court without a jury. The arbitrator shall render an award which shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law.

9.4 Costs of Arbitration. The Company or its successor shall pay the costs of arbitration including, without limitation, attorneys’ fees and costs, and fees and costs of any experts except that, if any party prevails on a statutory claim that entitles the prevailing party to a reasonable attorneys’ fee (with or without expert fees) as part of the costs, the arbitrator may award reasonable attorneys’ fees (with or without expert fees) to the prevailing party in accord with such statute.

9.5 Authority of Arbitrator. Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Section X with respect to such arbitration shall be determined by the arbitrator.

9.6 Ongoing Rights and Obligations. You acknowledge that the Company and you have ongoing rights and obligations relating to intellectual property, confidential information and non-competition with the Company, together with fiduciary rights and obligations, which will survive the termination of your employment. The Company and you agree that nothing in this Agreement shall waive or otherwise preclude any otherwise available right to temporary restraining orders or other injunctive relief for any breach or threatened breach of any of these obligations. You understand that injunctive relief may include, but shall not be limited to, restraining continuing breaches of such obligations. Any such injunctive proceedings shall be without prejudice to any rights the Company or you may have under this Agreement to obtain relief in arbitration with respect to such matters.

X.	General Provisions.

10.1 Governing Law. This offer letter will be governed by the laws of the State of California, applicable to agreements made and to be performed entirely within such state.

10.2 Entire Agreement. This offer letter sets forth the entire agreement and understanding between the Company and you relating your employment and supersedes all prior verbal discussion and written agreements between us. Any subsequent change or changes in your duties, salary or other compensation will not affect the validity or scope of this agreement. Any change to the at-will term of this agreement must be executed in writing and signed by you and the President of the Company.

10.3 Successors/Assigns. This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

Please acknowledge and confirm your acceptance of this letter by signing and returning the enclosed copy of this offer letter. If you have any questions about this offer letter, please call me directly.

VALUECLICK, INC.

By:

Tom Vadnais

Chief Executive Officer

ACCEPTANCE:

I accept the terms of my employment with ValueClick, Inc. as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, with or without cause and with or without notice.

Mr. David Yovanno